Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Dec 08, 2010 / 10:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
CORPORATE PARTICIPANTS
Liz Sharp
Smith & Wesson Holding Corporation – VP, IR
Michael Golden
Smith & Wesson Holding Corporation – President, CEO
James Debney
Smith & Wesson Holding Corporation – President, Firearms
Barry Willingham
Smith & Wesson Holding Corporation – President, Perimeter Security
John Dineen
Smith & Wesson Holding Corporation – Interim Chief Financial Officer
CONFERENCE CALL PARTICIPANTS
Eric Wold
Merriman Curhan Ford & Co. – Analyst
Reed Anderson
D.A. Davidson & Co. – Analyst
Jim Barrett
CL King & Associates – Analyst
Chris Krueger
Northland Securities – Analyst
Bret Jordan
Avondale Partners – Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the second quarter 2011 Smith & Wesson Holding Corporation earnings conference call. My name is Chris, and I’ll be your operator for today.
(Operator Instructions).
As a reminder, this conference is being recorded for replay purposes. I would now like to hand the conference over to your host for today, Ms. Liz Sharp, VP of Investor Relations. Please proceed.

Liz Sharp — Smith & Wesson Holding Corporation – VP, IR
Thank you, and good afternoon.
Before we begin the formal part of our presentation, let me tell you that what we’re about to say, as well as any questions we may answer, could contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, forecast, and other similar expressions is intended to identify those forward-looking statements. Any forward-looking statements that we might make, represent our current judgment on what the future holds. As such, those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause our actual results to be materially different are described in our Securities filings, including our Forms S-3, 8-K, 10-K, and 10-Q. I encourage you to review those documents.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
A replay of this call can be found on our website later today, at www.Smith-Wesson.com. This conference call contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted, or redistributed at a later date, we will not be reviewing or updating the material content herein. Our actual results could differ materially from these statements. Our speakers on today’s call are Mike Golden, President, and CEO, John Dineen, Interim Chief Financial Officer, James Debney, President of our Firearms Division, and Barry Willingham, President of our Perimeter Security Division. With that, I’ll turn the call over to Mike.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Thank you, Liz. And thanks, everyone, for joining us. Our strategy for growth at Smith & Wesson remains centered on building our firearms business to the consumer and professional channels, while spending beyond firearms, into the growing markets for safety, security, and protection. Total Company revenues in the second quarter came in slightly below our previously issued guidance, while earnings excluding one-time charges came in above our guidance. As you know, the uncertain state of the economy continues to affect both consumer and governmental purchasing patterns. The consumer environment, with the firearms industry, appears to have returned to levels no longer driven by fear of increased gun control or political uncertainty. This is supported by our recent research, which shows that consumer purchasing today is driven primarily by personal protection and shooting sports.
Political concerns are now a distant fourth. This is reflected in our current sales in most firearms categories, which are lower than the record sales last year, for both the industry and our Company. Also reflected in our current sales is an ongoing reduction in distributor and dealer inventories, a situation we thought would be temporary, but was continued in the second quarter. Despite the increasingly competitive firearms environment, we are taking several steps focused on long-term growth, market share gains, and operational efficiencies. As such, we have decided to consolidate our Rochester manufacturing operation into our Springfield facility in the coming months. James Debney will provide more detail on the firearms business later in today’s call.
In Perimeter Security, the current environment has become increasingly challenging. We continue to see tighter budgets and delayed spending, a situation we had expected would improve more quickly than it has. This has led us to the decision to partially impair the assets related to our USR acquisition. Despite this development, we believe that all these trends will reverse, as the economy recovers, as government spending for security increases, and as regulations evolve to support spending and security in general.
In preparation, we have continued to develop an infrastructure to support the anticipated growth of this business. We continue to develop and introduce new proprietary products that are meeting with very positive customer feedback and interest. Our new Perimeter Security sales organization is focused on identifying and securing new contracts. And we remain confident that both USR and the Perimeter Security business will provide that opportunity, the opportunity that is a cornerstone for our long-term growth strategy. With that, I will now turn the call over to James Debney, President of our Firearms Division, for some operational highlights.

James Debney — Smith & Wesson Holding Corporation – President, Firearms
Thank you, Mike. Indications are that the consumer firearm market has now moderated following the post-election surge that started in the second quarter of fiscal 2009, and ended during the second quarter of fiscal 2010. As a result, our handgun sales were slightly down, while our tactical rifles and Walther products were significantly reduced, compared to the prior year quarter. Bucking this trend, our hunting products, saw a significant sales increase over the same period last year.
Now turning to FBI NICS data, as we and other firearms companies have stated, NICS is only one piece of information that can be used as an indicator of consumer demand. This is because NICS data contains firearm, permit, and license checks, along with new and used firearms transactions. Therefore NICS does not directly correlate to new firearm demand. According to the National Shooting Sports Foundation, adjusted background checks for the month of October reflect a 1.5% increase over October 2009. Based upon the need to utilize more than one data point to gauge consumer trends, we have recently launched our own program conducted by an independent third party. We are just now beginning to vet this early data, and believe that this, along with NICS data, may provide a more accurate basis for judging consumer trends.
One of the strongest consumer trends has demonstrated in both our sales and our research appears to remain focused on small firearms designed for concealed carry and personal protection. As you know, in late July we began shipping our BODYGUARD revolvers and pistols, designed for the concealed carry and personal protection market. The market reception for our BODYGUARD, in particular, the BODYGUARD 380 pistol, has been very positive. In response to anticipated near term demand, we expanded our capacity for these products during the second quarter, and will continue to do so as needed. This additional capacity is designed to be flexible, and can be utilized to produce both BODYGUARD and existing core products.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
A bright spot, of course, was our hunting business, which increased sales by 26.3%, as compared with the same quarter last year. This was primarily driven by new products, which were launched within the last year, namely the Venture and Impact rifles. In total, sales into our sporting goods distribution channel were approximately $70.5 million in the second quarter, a decrease of 6.4% from the comparable quarter last year.
Now turning briefly to sales from the professional use and international markets, which account for approximately 19% of our total firearms revenue. We experienced lower international sales, down 27.4%, mostly resulting from our enhanced qualification processes. Law enforcement and federal sales declined by 24.3%, compared to last quarter. The year-ago quarter included large shipments to the Detroit and Washington State police departments. A sampling of wins in the quarter includes rifle orders from Nevada Department of Public Safety, the Nebraska State Patrol, and the West Virginia State Police. We also received pistol orders from the Oregon State police and the Hawaii Sheriff’s office.
In summary, total firearm sales were approximately $83.6 million for this quarter, slightly below our guidance. This is due to lower consumer sales in the industry versus last year’s record levels, tighter inventory management at our distributors, and lower sales into our international law enforcement and federal sales channels. Total firearms backlog at the end of the second quarter was $32.4 million, compared with $42.4 million in the third quarter of this year, and $95.8 million a year ago. We believe this decline reflects a moderated level in a post-surge environment. We also believe it reflects our distributors’ tendency to increasingly rely on our ability to satisfy orders quickly at any given time, to more tightly control their own inventory.
We recently attended the National Association of Sporting Goods Wholesalers show, where we launched several new products, and we announced the strategic decision to move into a new pricing structure for many of our products. Our new product lineup is designed to expand our addressable market, while our new product pricing is designed to drive improved market share by enhancing our value proposition to end customers. Both of these moves have been very well received by our distributors.
Let me give you some specifics on new product launch activity at that show. We launched multiple products, including, the M&P 15 Sport, an opening retail price point tactical rifle, the M&P 22, a full size .22 caliber polymer pistol, the PPQ, a new Walther full size polymer pistol, a full range of the 1911 to celebrate the 100th anniversary of this pistol, and several new performance centered products. As you’re aware, new products are an important part of our firearms growth strategy. We look forward to launching several additional new and exciting products during the SHOT show in January.
Turning now to our operations, we continue to streamline our operations in an effort to increase efficiencies. After a significant evaluation, we have decided to relocate our Thompson/Center Arms business from Rochester, New Hampshire to our Springfield, Massachusetts facility. We believe this consolidation will be beneficial to both Thompson/Center and Springfield product gross margins. We expect it will pay back over about 24 months, through the optimization of our manufacturing footprint and synergies in fixed, marketing, and administrative costs. There will be few required infrastructure changes to our Springfield facility.
The move will commence in January of 2011, and is expected to be complete by November 2011. We will seek to relocate a number of our Rochester employees to Springfield as appropriate. A number of employees will remain with the foundry business in Rochester, and that operation will be sold in time. We will work diligently with the remainder of our employees to help provide a smooth transition out of the Company, and to find new employment. I would like to take the opportunity to sincerely thank all of our (inaudible) employees for their dedicated service and loyalty to our Company. Hunting is a key component of our ongoing growth strategy, and we will continue to aggressively support the Thompson/Center Arms brand with advertising, sales, support, and new product development. At this point, I would like to turn the call back to Mike.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Thank you, James. Now, turning to Perimeter Security. All of this Division’s revenue is derived from non-consumer segments, such as the US military, federal and local governments, and large corporate entities, representing many industries. This revenue helps expand our end user base beyond the largely consumer firearm business. This is a key part of our strategy. In the second quarter, the Perimeter Security Division delivered accomplishments in new product development, and industry recognition of the Company’s innovative products. Perimeter Security as a whole, has been challenged by the continued economic downturn, and the gap in spending by certain key segments of the military.
Our engagement with industry partners and clients has confirmed many trends, including a downsizing of projects, extended sales cycles due to gaps in certain governmental funding, corporate budget delays, and increased competition from smaller regional companies. These elements have

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
combined to slow our growth. Despite this impact, our awareness of future corporate and government projects in development give us confidence going forward. I will now turn the call over to Barry Willingham, President of our Perimeter Security Division. Barry?

Barry Willingham — Smith & Wesson Holding Corporation – President, Perimeter Security
Thanks, Mike. Total Perimeter Security sales in Q2 were $12.8 million. Of that, military and federal government sales were $9.7 million, while corporate sales were $1.8 million. The remaining sales were to state and local government and transportation customers. Recent operational improvements provided gross margin improvement over Q1. We completed the development of our management infrastructure during this period, and realized the benefits of this and other process improvements that we made over the previous year. Most importantly, the Company continued to develop it’s proprietary products, and received very positive feedback during the security industry’s largest trade show of the year. Current challenging market conditions have highlighted the importance of our proprietary products. Since our historical sales have been driven largely by demand for our GRAB system and our ODDS system, a speed and directional monitoring system.
Our intellectual property efforts are critical to our growth, and produced several accomplishments during the second quarter. The Expeditionary Mobile Barrier, or EMB, successfully passed it’s safety and security crash test this quarter. In addition, the GRAB-400 system design was completed in Q2, and successfully passed it’s crash testing in November to the ASTM M40 standard for security barriers. The GRAB-400 updates, our K8 GRAB, with improvements that include a shallow 18-inch foundation, approved barrier width from 12 to 60 feet, and faster installation. These features make the GRAB-400 suitable for a broad range of applications, and allow us to deliver excellent value to our customers, while preserving product margin.
We also designed, tested, sold, and installed a new barrier control system event recorder. We completed the development of two GRAB system upgrades now undergoing operational testing, and we began production of an enhanced version of our ODDS system. These developments have already generated sales. Our first EMB systems were delivered on schedule during Q2. And the GRAB-400 is scheduled for installation in the third quarter in two locations at a major petroleum refinery.
Our innovation has also increased market awareness of our Company and it’s products. We recently received the Government Security News 2010 Homeland Security Award for Best Crash Barriers. This is our second consecutive annual win in this category. We continue to develop our sales staff processes and technology to support our growth. Additional regional sales directors were hired, trained, and deployed within assigned regions to identify and secure new opportunities.
In Q2, we won a number of projects, many from new customers. These included two wins from federal government agencies, one from a major petrochemical company, one from a division of Department of Homeland Security, and several commercial and municipal clients. Each of these new clients represents an opportunity for multiple future projects over the next 12 months. Our efficiency and quality improvements have allowed us to bid more competitively and win initial work for new clients, as well as to earn repeat business by providing superior products and services.
As Mike mentioned in his opening, we believe the Perimeter Security industry as a whole has been negatively impacted by several factors, and the effects have persisted longer than we expected. While these elements have combined to slow our forecasted growth, we are seeing several signs of improving market potential. These include planned improvements to the facilities affected by the Chemical Facility Anti-Terrorism Standards, or CFATS, pending military opportunities for access control point work, and growing interest in our proprietary products.
In addition, there are other federal standards being developed, which will affect critical infrastructure protection within the utilities market sector. As a result of the investments we have made in our technology, personnel, and new product innovations, we are uniquely equipped and positioned to maximize these future opportunities. Back to you, Mike.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Thank you, Barry. With that, I’m going to turn the call over to John Dineen, who will provide our financial overview. John?

John Dineen — Smith & Wesson Holding Corporation – Interim Chief Financial Officer
Thanks, Mike. Beginning with revenue, we were slightly below the low end of our guidance for the period. Second quarter net sales totaled $96.3 million, a decrease of 12.2% year-over-year. Firearm sales of $83.6 million, was a decrease of 10.5% to the prior year quarter, a period driven by heightened demand for firearms in general. Net sales for our Perimeter Security Division in the second quarter were $12.8 million

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
versus $16.3 million for the same quarter a year ago, a decrease of 21.9%, a result of lower backlog than the previous year’s quarter, and a change in funding for several customers. Second quarter gross margin was higher than our guidance coming in at 29.4%, however, lower than our gross margin of 33.1% a year ago.
Compared to last year, our gross margin was influenced by lower production volumes, and increased promotional spending in the Firearms Division. In addition, lower than expected gross margins in the Perimeter Security business related to outstanding projects that were bid prior to the improved estimating procedures. During the second quarter, we determined that a portion of good will and long-lived intangible assets related to the acquisition of USR were impaired due to market conditions and other factors. Based on this determination, we recorded a non-cash net impairment charge of $39.5 million. As Mike stated earlier, we remain confident that the Perimeter Security business will be a key to the long-term growth of Smith & Wesson.
Second quarter operating expense, including the non-cash $39.5 million impairment charge, totaled $65.1 million or 67.6% of sales for the second quarter, versus operating expenses of $23.4 million or 21.4% of sales for the second quarter last year. In addition, USR’s operating expenses increased approximately $2.1 million in the second quarter, driven by increases in sales and management support functions designed to improve the capabilities of the business. Lastly, our Firearms Division incurred $3.3 million in legal and consulting fees related to our ongoing DOJ and SEC investigations.
Looking at other income and expense, the second quarter included a non-cash fair value adjustment to the earnout liability from our acquisition of USR, that increased fully diluted EPS by $0.01. On August 19th, we finalized the amendment to our USR purchase agreement. As our stock price on that date had declined versus last quarter-end, the fair value adjustment to the earnout liability again created a non-cash gain for the quarter. Please note, that as of August 19th, we are no longer subject to the fair value adjustments related to this matter.
GAAP net loss for the second quarter was $37.3 million or $0.62 per diluted share, compared with net income of $14.4 million or $0.22 per diluted share for the second quarter last year. Net income for the second quarter of both this year and last year, included a non-cash fair value adjustment to the contingent consideration liability related to the Company’s purchase of USR. Excluded – excluding the partial USR impairment charge, the DOJ and SEC investigation costs, and the effect of the USR earn-out adjustment, net income for the second quarter of fiscal 2011 would have been $0.05 per diluted share, versus net income for the second quarter of last year of $0.12 per diluted share.
Adjusted EBITDA, a non-cash financial measure that we explain in our press release, was $9.3 million, compared with adjusted EBITDA of $17.4 million for the prior year. Much of this difference results from the current sales level being below last year, coupled with the higher operating expenses, which I explained previously. Capital expenditures for the second quarter were $2.5 million, compared with $3.1 million during the second quarter in the prior year. The current year spending is primarily related to new product development, cost reduction initiatives, and facility maintenance. At the end of the quarter, we had $43.6 million in cash, an increase of $16.9 million from the end of the previous quarter. We had no borrowings under our $60 million revolving line of credit.
At the close of the quarter, the Company successfully expanded it’s revolving line of credit with TD Bank, along with the syndicate made up of Sovereign Bank, Berkshire Bank, Chicopee Savings, and Deutsche Bank, from $60 million to $120 million. This additional facility will position us well for any needs that may arise, including if necessary, covering the $80 million in convertible debt, which is potentially callable in December 2011. This new facility will be fully detailed in an 8-K filing, which will occur later this week.
Turning now to the balance sheet, second quarter accounts receivable decreased by $6.9 million from the end of the prior fiscal year to $67.2 million, lower – due to lower sales volume and receipts from payments from our fall hunting dating program. Quarterly inventory levels declined by $4.5 million from the end of the last quarter to $58.2 million, primarily due to seasonal sales of hunting products, and tighter inventory controls within our Springfield facility. Inventory levels totaled $50.7 million at the end of the prior fiscal year. We continue to take appropriate actions to ensure that inventory levels support anticipated customer demand. Interest expense of $1 million was nearly flat to last year, and almost entirely related to interest on the convertible debt.
Now let me make a few additional points regarding the Thompson/Center Arms move. We expect total related expenses of about $6 million, with approximately $5.5 million occurring in the remaining of this fiscal year. We also will incur an additional $3 million in capital in fiscal 2011, to upgrade the Springfield facility to accommodate this move. We believe that the cash savings generated through this consolidation will be approximately $4 million in the first full-year, and increasing to approximately $5 million annually, as we reach expected efficiencies and capture synergies.
We are currently working with the Commonwealth of Massachusetts and the city of Springfield, to see what incentives they may be able to provide for this consolidation, as it will bring approximately 225 jobs to this state. We have not incorporated these incentives into our 24-month

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
payback model, as they are not yet approved, but we are confident that our partners in the state and local government will look favorably upon this initiative.
Now let me turn to our forward-looking guidance. First, for the full-year, based on our latest estimates, we now expect fiscal 2011 sales of between $405 million and $425 million. Sales at the high end of this range would represent growth of 3.5 mill – 3.35%, a solid result in a very competitive environment. Full-year firearms sales are forecasted between $345 million and $355 million, with our Perimeter Security Division contributing the balance of $60 million to $70 million. Total Company gross profit margin for the fiscal year is anticipated to range from 30% to 31%, excluding the cost to consolidate the Thompson/Center Arms business. Due largely to increases in legal and consulting expense, we now expect operating expenses, excluding the impairment, to be approximately 25% of sales, versus 23% in our prior guidance. This puts full-year operating expenses in the $100 million to $105 million range.
Moving now to third quarter guidance, we expect total sales in the third quarter, the period ended January 31, 2011, to be between $94 million and $99 million. Third quarter revenue guidance reflects several items. First, we anticipate that distributors and dealers will continue to buy cautiously, and may allow their inventories to diminish further in an uncertain economy. Second, we have incorporated the impact of our new qualification process for international firearms customers contributing to lower international sales volume. Third, our sales volume is reduced, as market demand has further diminished in a post surge environment. Finally, it also incorporates the additional legal expenses related to the ongoing DOJ and SEC investigations.
We expect to incur nearly $6 million of expenses during the remainder of the fiscal year 2011 for the Thompson/Center operations consolidation. Third quarter Firearms Division sales are anticipated to be between $79 million and $84 million, with our Perimeter Security Division contributing the balance of $15 million. Total Company gross profit margin for the third quarter is anticipated between 27% and 28%. This lower gross profit margin reflects spreading fixed expenses over a smaller sales base, along with actions that we have taken in production to lower our inventories.
Total Company operating expenses are expected to be between 27% and 28% of sales, reflecting increased legal expenses, along with the investment in the Perimeter Security sales force. We expect to incur $3.5 million of expense during the quarter to consolidate the Thompson/Center Arms operation into Springfield. We continue to anticipate that revenue will be heavily weighed in the second half of the current fiscal year. This is due partly to new products, which we believe will contribute more in the second half than in the first, combined with Perimeter Security sales increases. Please note, that we do not include any potential sales associated with any military contracts currently being pursued. And with that, I will turn it back over to Mike.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Thanks, John. And thank you to James and Barry, as well. We had a lot of moving parts during the quarter, so let me recap. The firearms industry has become exceptionally competitive. We are taking steps to consolidate our firearms manufacturing operations, and will move our Thompson/Center Arms facility to Springfield beginning in January. In Perimeter Security, growth is coming slowly, impacted by customer spending delays – spending delays, and budget constraints.
Despite these challenges, there were several highlights in the quarter as well. Our new BODYGUARD pistols are very popular, and we have expanded our manufacturing capacity. Thompson/Center Arms consolidation will be favorable to all of our firearm product gross margins, and we have a number of exciting new firearms and line extensions queued up for the SHOT show. In Perimeter Security, new proprietary products continue to make progress as well. We have an experienced sales force that is identifying opportunities, and we are preparing for the growth that we believe will resume with the return of government spending and corporate budgets.
The second quarter was a period of solid balance sheet management, with increased cash – increased cash driven by a well executed fall dating program, and by inventory control. The increase in our available line of credit from $60 million to $120 million increases our financial flexibility, and reflects strong support from our banking partners. In summary, we continue to position Smith & Wesson for the long-term. With that, I would like now to open the call to questions from analysts. Operator?
QUESTION AND ANSWER

Operator
(Operator Instructions).

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Our first question comes from the line of Eric Wold with Merriman Capital. Please proceed.

Eric Wold — Merriman Curhan Ford & Co. – Analyst
Thank you. Good afternoon, everyone.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Hi, Eric. How are you?

Eric Wold — Merriman Curhan Ford & Co. – Analyst
Good. If you look at the Firearms Division, and we are seeing increased evidence of consumers trading down to lower priced firearms. If you try to back into whatever data you want to use or have available, if you kind of price it – just your ASP kind of how it’s been declining, and – do you believe on a unit basis, Smith and Wesson is still maintaining share, or is there a chance you’re actually losing share in the industry?

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
No, you know what, I’ll let James answer that. Go ahead, James.

James Debney — Smith & Wesson Holding Corporation – President, Firearms
I think we believe that we’re actually maintaining share. I mean, certainly we have a number of metrics that we use. FET is one of those. Unfortunately, it’s a very lagging measure. But that does show that we are maintaining share. We have a number of other data points that we are currently enhancing that we do use, which shows some of our promotional activity in the second quarter worked very well and actually helped to take some share. But promotional activity only lasts for so long, so we’re not falling back on saying, that’s definitely going to be sustained.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
And, Eric, let me add, on concealed carry with the BODYGUARD units, that’s new to us. So we’re certainly, on the pistol side, certainly taking share with the pocket pistols, because we weren’t in that business prior to July.

John Dineen — Smith & Wesson Holding Corporation – Interim Chief Financial Officer
Hi, Eric, it’s John Dineen. Also, if you look at what the change year-over-year for the first six months revenue down $31 million, however of that, $21 million of that is tactical rifles. So when you consider that tactical rifles being higher priced, it certainly does skew the results on a per unit basis.

Eric Wold — Merriman Curhan Ford & Co. – Analyst
Perfect. That helps. And then kind of looking at the guidance for Q3, relatively kind of flattish to kind of where you were in the first half, for each of the first two quarters, with kind of a big jump-up into Q4. And then kind of looking further Q1, Q2, down year-over-year, Q3 up modestly – and Q4 up, it looks like you would have to be up still a fair amount double digits, kind of getting into even the low end of your guidance range. So talk to us just about kind of the visibility you have right now on both lines of business, Perimeter Security and Firearms? Maybe beyond just the background, what gives you confidence after a couple of quarters of decline that we’ll finally get back to turning around the back half of the year?

Michael Golden — Smith & Wesson Holding Corporation – President, CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Okay. James, do you want to talk about firearms?

James Debney — Smith & Wesson Holding Corporation – President, Firearms
Yes, sure. I’ll talk about firearms business. Yes, you’re right. The last quarter is going to be larger than the first three quarters. There’s a couple of good reasons for that. Firstly, it is historically our busiest quarter. Secondly, we’ve also just launched a number of very new and exciting products at the NASGW trade show, with our distributor partners. And we’ll also be going further, in launching additional products, again, new and exciting at the SHOTshow in January. So we have a lot of new product activity going on. And this whole building on, as Mike mentioned earlier, but we’ve just got into our BODYGUARD shipments, really. We have been increasing our capacity in the second quarter as well, to deal with elevated demand for those products.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Yes, there are several, so just understand, Eric, there are several new products in addition to the list that James mentioned, that will have an – that we’re going to launch at the SHOTshow, we haven’t shown to anybody yet, that in addition to the other new products, will all be shipping in the first half of the calendar year 2000 – what’s next year – 2011. In fact, Barry, do you want to comment on USR?

Barry Willingham — Smith & Wesson Holding Corporation – President, Perimeter Security
Sure. On the USR side, Perimeter Security business, future funding from the government sector, which is a significant piece of our business, we’re seeing additional funding coming through for, for the upcoming quarters, which is very encouraging on that side. But also, and very importantly, is the new markets that we’re going into with our expanded sales efforts. And we’re identifying new customers, as well as new opportunities within those different sectors, to expand our capability to continue to grow.

Eric Wold — Merriman Curhan Ford & Co. – Analyst
And the last question, I haven’t had a chance to dig through the Q yet, but assuming the convertible notes are all called next year for the $80 million, you cover that by the, by expanded credit facility. What is the interest rate on the new credit facility versus the 4% you are currently paying on the notes?

John Dineen — Smith & Wesson Holding Corporation – Interim Chief Financial Officer
Right now, if you were to look at what we have for our current cash flow leverage ratio, it would be prime plus 1.75%. We also have an unused (inaudible) – that’s a 0.5%. It’s going to be – it’s all detailed out in the 8-K that you’ll see tomorrow.

Eric Wold — Merriman Curhan Ford & Co. – Analyst
Perfect. Thank you, guys.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Okay. Thanks, Eric.

Operator
Our next question comes from the line of Reed Anderson of DA Davidson. Please proceed.

Reed Anderson — D.A. Davidson & Co. – Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC – Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Good afternoon.

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Hi, Reed. How are you?

Reed Anderson — D.A. Davidson & Co. – Analyst
Hi, good, Mike. A couple questions. I think– I’ll start with just – just John, I want to clarify on the guidance. I think I have this right, but I just want to be sure. The percentages and ranges you gave for gross margin and operating expenses, et cetera, those include the legal piece you’re incurring to deal with the DOJ stuff, but it doesn’t include the extra expense related to consolidation, is that correct?

John Dineen — Smith & Wesson Holding Corporation – Interim Chief Financial Officer
That’s correct.

Reed Anderson — D.A. Davidson & Co. – Analyst
Okay. And relative to the legal and consulting piece, I mean, it looks like it’s ticked up quite a bit. My recollection was, and I don’t have it in front of me, but I thought it was closer to $2 million last quarter, and now looks like we’re at 3-plus? Is that the case? And is – where’s that going to level out? Or is there any end in sight?

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Well, on the – dealing with the DOJ, let me just first say, as you guys know, we’ve said this, we’re cooperating fully with the DOJ. And we’ve put a lot of new processes, we’ve done a lot of investigating, and put a lot of processes in place within our own Company that costs money as you’re putting them in place. John, maybe you can comment on – I don’t know when this is going to end. Obviously that’s in the DOJ’s hands.

John Dineen — Smith & Wesson Holding Corporation – Interim Chief Financial Officer
Yes, there’s a couple of components, Reed, of these expenses. One of them is, that we need to vet our existing and potential customers for international business. So we continue to do that. So that’s part of the expense that we incurred. The other part is that we’re now basically answering to both the SEC and the DOJ, fully cooperating with both, and providing them with detailed information that they are looking for. So that’s where we’re standing right now.

Reed Anderson — D.A. Davidson & Co. – Analyst
And – but is it a situation, where a lot of this is eventually non-recurring, or are these processes going to essentially always going to result in –

Michael Golden — Smith & Wesson Holding Corporation – President, CEO
Well, that’s a good question, Reed. And the way to think about it is, the ongoing processes of vetting international customers, when you’re dealing with governments internationally, that’s a process that we build into our – just the way we run the business. So that’s going to be there. The legal costs do go away.

John Dineen — Smith & Wesson Holding Corporation – Interim Chief Financial Officer

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Yes, and that’s one of the reasons why we gave you the adjusted EPS number, and we adjusted those legal expenses out. We actually kept the normal recurring type of expense, the vetting expense in, when we did that calculation. We just took out the legal expenses that would have been one-time.

Reed Anderson — D.A. Davidson & Co. — Analyst
Okay. That’s very helpful. Thank you. And then, let’s talk about firearms a little bit. So, you know, you talked about some new products, some more, I think you described them as opening price points to kind of get at that sort of, where the customer seems to be buying more, et cetera. I mean, is — what about the existing products? Have those been repriced? And then related to that, could you quantify or just give us a sense of how much promotion was involved in the latest quarter, whether it’s a percent to gross margin or dollars, just a sense of where we are in the promotional piece?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Yes, and that’s all related. Let James walk you through the research that he’s done, and where — what we end up doing here. Okay, James?

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Yes, sure. I’ll put a little more in. This is obviously a major strategic move for us in terms of price repositioning, and we introduced that at the National Association of Sporting Goods Wholesalers Trade show, as I said earlier. But to be clear, the price repositioning, it does impact a number of product categories, but it’s only one component of a much larger and strategic plan that we’re executing. As an sample of this plan, we going to include excellent customer service, very focused advertising, so that we’re messaging properly to the consumer, merchandising, in store, and product training for sales associates. And obviously, the objective is to grow the business by taking market share and product categories on pistol and revolver. That’s the focus, especially those products that are used for personal protection.
Now, this is a carefully formulated plan, based on solid foundation of research. And one of the key findings, and it’s more than a finding, it’s more of a confirmation I guess of what we already knew, is that consumers have become increasingly price sensitive. And part of our research though is, how much more is the consumer willing to pay, in terms for a certain feature benefit, or even for the trust that they have in the brand of Smith & Wesson’s name, obviously an iconic brand name versus the competition. So that was part of our study as well. So I don’t want anyone to think we’ve just dropped our price to go head to head with competition. That’s not where we are. So, yes, price is a key consideration when defining a value proposition to the consumer, but we are still — see that we have significant advantages in terms of products design features and our brand.

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
Hi, Reed, it’s John again.

Reed Anderson — D.A. Davidson & Co. — Analyst
Yes.

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
What I would like to point out is this quarter, we ended up spending about $2.5 million more in promotional spending, than what we did last year. And what this plan on the price repositioning does, is it takes the scarce resources that we have for promotional dollars, and it really targets them to certain products. We don’t anticipate this to be a gross margin decrease. On the contrary, what we think is going to end up happening is going to drive volume, and it’s going to bring more gross profit dollars as well.

Reed Anderson — D.A. Davidson & Co. — Analyst
Okay. That’s, that’s also very helpful. Thank you, John, for that clarification. Then lastly, just shifting gears to the — finally to Perimeter Security, you talked about better estimating and obviously refined the process of selling and pricing this product or whatever. But I guess to boil it all

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
down, Mike, is the Perimeter Security business now inherently a lower margin business than we thought a year ago? Or is it — did it just truly need to be tweaked, and now you think you’ve got it where it should have been all along?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
That’s kind of a two-phase answer on that. We’ve had to put some resources in place, and in some cases, different caliber resources to make sure our estimating on the jobs were done properly. So that’s all in place. Not that over time we won’t be adding more resources, but we have the structure in place, and we think we have the right people that are out there for that. I’ll let Barry comment on where the margins are, and kind of how we think about that. Barry?

Barry Willingham — Smith & Wesson Holding Corporation — President, Perimeter Security
Sure. Well, one of the things that we’re constantly looking at, is profitability protection and increasing the margins. That’s several, as Mike had mentioned, that’s several different phases to doing that, one of which is reducing our cost of goods sold. Our engineering department, as well as our purchasing department, is constantly scouring the product lines to increase our profitability on those, which as we have yielded some results of that in the recent quarters. As well as some of the opportunities that we’ve — on purchasings that we’ve made with vendors. So our operating efficiencies also is a very, very key piece. We’ve talked about this in the past, and we continue to build on this. Our ability to execute quickly and efficiently, as well as estimate accordingly with our better costing has really given us a capability to improve and predict our profitability in our margins much better.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
We think over time, Reed — we think that these margins, the gross margin on this business can get up into the 30 to low 30s, somewhere in that range. It’s going to take a little time, but we think that’s where we can go.

Reed Anderson — D.A. Davidson & Co. — Analyst
Great. That’s good for me. Thanks, guys. Good luck.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Thanks, Reed.

Operator
Our next question comes from the line of Jim Barrett of CL King & Associates. Please proceed.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Hi, Jim.

Jim Barrett — CL King & Associates — Analyst
Hi, everyone. Mike, could you talk about the closure of the Thompson factory? Are you exiting barrel manufacturing, and if so, where would you expect to source barrels going forward?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Absolutely not exiting barrel manufacturing, Jim. That’s a really important piece of the production process there. And it’s important for us on the Thompson/Center product, but also on the Smith & Wesson product, whether it be our M&P 15s that we’re selling to law enforcement or consumers, or we’re still eagerly awaiting the RFPs coming out for the M4 requirement, and our barrels are a real key piece of that. So no, they are coming down. They will be — we’ll move it into Springfield, we’re not exiting that at all.

Jim Barrett — CL King & Associates — Analyst
Good. And then on BODYGUARD, is BODYGUARD part of the new pricing strategy? In other words, do you anticipate reducing price on BODYGUARD, and can you give us some sense as to what degree you’re meeting the current demand for BODYGUARD?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Sure. James, go —?

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Sure. On the pricing, on the pricing side, yes, it is a component of our price repositioning plan. And again, based on research we did, we did a sort of features and benefits survey, if you like with consumers to say, for example, the main differentiating feature of these firearms, is their integrated laser. And the research was based around a core question, which would, how much would you be willing to pay for a laser versus a non-laser equivalent firearm. So that helped us to size what the delta at retail pricing should be, that type of research and pricing study. So — sorry. What was the second part of the question?

Jim Barrett — CL King & Associates — Analyst
Well, James, can you tell us — let me ask. I think you answered my question. I guess, the broader pricing question is, when I look across your entire firearms business, and I recall you did mention you were really focused on pistols and revolvers, whether we’re talking pistols or revolvers or the entire line, what level of price reductions strategically are you envisioning? Is it 5%, 10%? Can you give us some directional thoughts on that?

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Yes, we can give you a range at retail, the impact we have at retail. It’s in a range of, say, 10% to 15%.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Yes, Jim, let me come back and comment on your first — what I think was part of your first question. Yes, BODYGUARD is part of the strategy, but as you guys all know, because you guys call around the retailers, BODYGUARD is selling very well. We’re very, very pleased with what we’re seeing there. We think we can do maybe even better, and that’s why — we’re taking these moves. So I mean, it’s not because it’s not doing well, it’s doing very well, as you know.

Jim Barrett — CL King & Associates — Analyst
And the 10% to 15% price reduction would be specifically on the pistols and revolvers only?

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Yes, in terms of — you are talking here about the BODYGUARD? I mean it goes across —

Jim Barrett — CL King & Associates — Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Well, I was talking just more broadly about the Company’s pricing strategy.

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Yes, it’s across a family — you could say across a family of full size polymer pistols. So in that family, for example, you would have a Sigma as our opening price point offering. Then we have self defense pistol, really aimed at the home protection market. And then we have our flagship polymer pistol, the M&P range. So all of those, we call it our polymer price continuum, are impacted by this repositioning.

Jim Barrett — CL King & Associates — Analyst
Thank you, James. And, Barry, one last question for you, when would you expect to see — again, in a directional sense, the increased signs of government funding? And you appear to be getting some increased interest from industry as well, when is that likely to be manifested in terms of more vigorous top line growth at USR? Is it a calendar 2000 — second half 2011 or calendar 2012 outlook? How should we look at that?

Barry Willingham — Smith & Wesson Holding Corporation — President, Perimeter Security
Well, it’s more — we’re looking at more in the Q4, fiscal Q4 is really where we’re looking to see the uptick in that spending. And more even later into calendar year 2012 — calendar year 2011, which will be about our second or third quarter of fiscal 2012.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Kind of the back half of next year, Jim, calendar.

Jim Barrett — CL King & Associates — Analyst
Okay. Thanks, everyone.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Okay, thanks, Jim.

Operator
Our next question comes from the line of Eric Wold of Merriman Capital. Please proceed.

Eric Wold — Merriman Curhan Ford & Co. — Analyst
Thanks. Wanted to do a follow-up on just that last one, on USR — and when you expect the kind of funding, if any to pick up. So looks like you talked about Q4 of this year, and looks like from the guidance range of 60 to 70 that, that is kind of baked in there. Is that — does the additional funding that would come into a customer or availability, does that impact stuff that’s already in the backlog? I mean, I guess another way to ask it is —can something get in the backlog and then get delayed by a lack of funding? Or do you kind of not put it in the backlog until a customer already has what you consider to be sufficient funding, that’s going to get it done?

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
No, the backlog would be a separate issue. The funding that we’re talking about would be for incremental new business, and new opportunities that would be coming out. So we are — that’s completely separate from existing business that we have already scheduled.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Eric, the — certainly a project can always be — here’s funding for it, and if something changes or what have you — we don’t — it’s something that’s moved out. We see very few, if any, cancellations. I’m not aware of any. But what we do see from time to time, either because it’s part of a construction project, that the Perimeter Security is not the first thing they put in. They put the building in first, that we’re planning to do it in December, and it gets moved to March or something, just because the project is slow. Or the funding gets held up for — in a company, an industry — the company could make the decision we’re going to spend that next year, not this year, or what have you. But the orders that are in the backlog are, they are PO’s that we have, that are commitments. So—

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
And they are funded.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
And they are funded.

Eric Wold — Merriman Curhan Ford & Co. — Analyst
Yes. Okay. Last question, I apologize if I missed it in your — in the earlier part. But in the guidance for Q3, the 27 to 28% gross profit margin, now that excludes costs related to the facility move. And then below, you talk about this $3.4 million of expenses during the quarter related to the move. Is that entire $3.4 million going to impact cost of sales, or is that going to be both cost of sales and operating?

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
Yes, the latter. Both cost of sales and operating profit.

Eric Wold — Merriman Curhan Ford & Co. — Analyst
Do you have any idea of kind of what the split may be?

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
I would assume generally, about 60/40, 60% to cost of goods sold, 40% to operating expense.

Eric Wold — Merriman Curhan Ford & Co. — Analyst
Okay. Thank you very much.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Thanks, Eric.

Operator
Our next question comes from the line of Chris Krueger of Northland Capital Markets. Please proceed.

Chris Krueger — Northland Securities — Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Hi, good afternoon.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Hi, Chris, how are you?

Chris Krueger — Northland Securities — Analyst
Good. Following up on those last questions. I don’t think you provided this yet, but I think the last couple of quarters you talked about for the Perimeter Security how much the value of the contracts that you’re currently bidding on, not necessarily the backlog. Do you have that number for this quarter?

Barry Willingham — Smith & Wesson Holding Corporation — President, Perimeter Security
Well, we — what we’re seeing is, Chris, we’re seeing a continued pace on the proposals. Those are proposals we were talking about last time. And during the September-October period, what you see is quite an inflection on that number, because that’s the — that’s the end of the fiscal year for the government spending. And there’s quite a turnover there. Some of those projects are obviously turned to purchase orders, others are not funded, but there’s quite a shift during that period. With the new sales efforts, we have seen a continued buildup of that, but we are at approximately the same rate as where we were. It’s just slightly lower than where we were before at the end of Q2.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
So what happens with the government, Chris, is there’s a project, and we submit a proposal for it, and nobody has heard yet. And then that funding is not renewed for the next year, so then they cancel that RFP. So at that time of year, more than any, I think, it fluctuates a little bit. So we’re down a little bit from where we were the end of last time we spoke, but it’s been building — it’s building right back up, which is good to see.

Barry Willingham — Smith & Wesson Holding Corporation — President, Perimeter Security
Right.

Chris Krueger — Northland Securities — Analyst
Okay. And then on the same division for the government, Homeland Security CFATS regulations, are you seeing any momentum, as far as that coming to a point where it starts to become meaningful?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Barry?

Barry Willingham — Smith & Wesson Holding Corporation — President, Perimeter Security
Well, as we continue to work with the sectors, the specific sector regarding CFATS with DHS, what we’re seeing is continued movement on that. I mean the process and the program continues to move forward. It is a real program. It will yield results. And — it’s just a slow process to get implemented. As you know, there’s about 6000 facilities affected by this. And the site security plans for many of those facilities have been submitted, but they haven’t necessarily been approved yet. As those approvals come back from DHS, which has been slower than expected by the entire industry, then the activity will follow.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Yes, we’ve submitted our plan, Chris, for Smith & Wesson, because we have what they call chemicals of interest we use the manufacturing, back in February. And we haven’t heard anything back from them. So there — it’s kind of bottlenecked in there right now, but it is real. We haven’t seen any real effects on it yet.

Chris Krueger — Northland Securities — Analyst
Okay. Last question, on the firearms side, what are you seeing for inventory kind of in the channel at both retail stores and distributors and what their attitude is towards that, as far as you can see for the next several months?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
James?

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Well, I can tell you what we still are upgrading in Q2, in terms of inventory, is that it’s still declining in the channel. Obviously, that comment really focuses on our distributors, more anedoctal comments from dealers that inventory — with a number of them was high, and they would have to work hard to reduce that. This is industry-wide here. I’m not just talking about Smith & Wesson products, to be clear. But there are dealers also in a much better condition as well, with more, let’s say cash in hand available to make purchases. But in summary, yes, inventory in Q2, I believe overall is an issue, but it is becoming less so by the end of Q2.

Chris Krueger — Northland Securities — Analyst
All right, thank you.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Thanks, Chris.

Operator
(Operator Instructions).
Our next question comes from the line of Bret Jordan of Avondale Partners. Please proceed.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Hi, Bret.

Bret Jordan — Avondale Partners — Analyst
Hi, how are you?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Good.

Bret Jordan — Avondale Partners — Analyst

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
A couple quick questions. And one on the USR side, do you have a metric, sort of a win rate of as a percentage of RFP’s bid? Because you mentioned the increased competition, and are there bids that are closing, and people are undercutting on price now that you’ve sort of improved your bid performance to bid profitably? Do you have a metric for sort of your hit rate and some comparison, as to whether it’s progressed as you sort of rationalized your pricing, or brought it up to make it profitable, has the win rate declined?

Barry Willingham — Smith & Wesson Holding Corporation — President, Perimeter Security
Bret, in our business, we’ve been in one channel in the government sector. But as we’re moving into these other channels, it’s not necessarily — it’s a moving target right now, because we’re plowing new ground, finding new opportunities with new clients. And because of these new things, our hit rate has been — it varies from one sector to the other, with the new sales efforts that we have. But as far as — project to project, I mean it is — it is part of our analysis, and it’s part of our ongoing strategy to have this analysis so that we can gauge our productivity on that. But really at this point, it’s, it’s a number that’s a moving target. We haven’t finalized it, because we are going into so many new markets.

Bret Jordan — Avondale Partners — Analyst
Okay, all right. And then I guess, the — your bright spot in hunting, could you give us a feeling for what the hunting dollars were attached to bolt and black powder — the 26% growth was, how big was the segment?

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
Well, we don’t break out between the bolt action and black powder, but what I can tell you —

Bret Jordan — Avondale Partners — Analyst
Just in general.

John Dineen — Smith & Wesson Holding Corporation — Interim Chief Financial Officer
What we do is just list the firearms themselves related to hunting. We saw 26.3%, or $3 million increase for the quarter.

Bret Jordan — Avondale Partners — Analyst
Okay, all right. And then one, this is just — I was listening to the new product rollout that you just did, the M&P 15 Sport and the 22 AR pistol — what were the other significant recent launches, not the stuff that you are going to do at SHOT clearly, but what you just rolled out?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
James, the stuff you listed in the script.

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Yes, sure. I will just quickly run through. You said you got the M&P 15 Sport, you had that one?

Bret Jordan — Avondale Partners — Analyst
Yes.

James Debney — Smith & Wesson Holding Corporation — President, Firearms

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Yes, okay, you got the M&P 22. And then there was the whole family of 1911, the E series. Okay?

Bret Jordan — Avondale Partners — Analyst
Okay.

James Debney — Smith & Wesson Holding Corporation — President, Firearms
That we’re launching, and obviously that’s on the anniversary of the firearm as well, 100 years. And then we had a Walther full size polymer pistol, which is called PPQ, okay, which is very exciting as well. I mean that’s a product that’s got a great trigger pull, it’s got that quick defense trigger pull, very sleek, modern design.

Bret Jordan — Avondale Partners — Analyst
And those are all shipped now?

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Some of them will be phased in over the next month.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
What — the NASGW, Bret, is our distributors convention. And that’s in early November, I believe, and typically we’ll show some of our new products. That’s why we wanted to make sure you picked up what James said, that we have additional new products that we are going — we’re pretty excited about, that we’re going to be launching at the SHOT show that no one has seen yet. And they will be shipping in the couple months right after that.

Bret Jordan — Avondale Partners — Analyst
Any particular areas, segments you’re focusing on, are you sort of playing up on the — ?

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
If I told you that, I would have to, have to kind of shoot you, I think. (Laughter). But I can tell you, that James — the personal protection and home protection is a big category in the market today, and it’s certainly not going unnoticed by us.

Bret Jordan — Avondale Partners — Analyst
Okay, great.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
That fair to say, James?

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Yes, actually I would reemphasize protection, but also sport as well. Both of those areas of our focus really meet the needs of our customers. As Mike mentioned earlier, our research shows that these are the primary areas of interest for the consumer.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript

Dec 08, 2010 / 10:00PM GMT, SWHC — Q2 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Bret Jordan — Avondale Partners — Analyst
Okay, great. Thanks.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Okay, thanks, Bret.

James Debney — Smith & Wesson Holding Corporation — President, Firearms
Thanks.

Operator
There are currently no other questions at this time. I would like to hand the call back over to Mike.

Michael Golden — Smith & Wesson Holding Corporation — President, CEO
Thank you, operator. In closing, thanks to all of our employees, and a special thanks to those employees and their families who are serving in the National Guard and Army Reserve. We appreciate your service. Before we sign off, please note that we will be attending the SHOT show in Las Vegas January 18th through the 21st. In addition, we will be attending three investor conferences in February, including Cowen conference in New York, the KeyBanc conference, also in New York, and the Deutsche Bank conference in Florida. We hope to see you at one of these events. Thanks for joining us today.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
© 2010 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.